Exhibit 99.1

       THE ALLIED DEFENSE GROUP ANNOUNCES FIRST QUARTER FINANCIAL RESULTS

       GUIDANCE ISSUED FOR FULL-YEAR 2005: 12% EARNINGS INCREASE OVER 2004
                           PRO-FORMA FINANCIAL RESULTS

    VIENNA, Va., May 10 /PRNewswire-FirstCall/ -- The Allied Defense Group, Inc. (Amex: ADG) announces first quarter financial results for the period ending March 31, 2005.

    First Quarter Results - For the three months ended March 31, 2005, Allied reported a net loss of $3.4 million, or $(0.60) per fully diluted share, on revenues of $17.9 million, compared to a net loss of $2.9 million, or $(0.52) per fully diluted share, on revenues of $26.9 million, for the same period in 2004.

    Background - On March 31, 2005, The Allied Defense Group issued its 2004 Form 10-K, which included its restated financial results for 2002 and 2003, and certain financial information for the first three quarters of 2004. It was necessary to restate those financial results, treating foreign currency exchange
(FX) contracts as derivatives, because the Company's method of accounting for FX contracts for its foreign operations did not comply with the guidelines of Financial Accounting Standard No. 133. The Company was unable to satisfy one of the five conditions for a FX contract to be deemed effective, specifically lack of testing for hedge effectiveness. While this restatement was required, there was no effect on cash or the Company's operational performance.

    As reported previously, the use of derivative accounting resulted in a significant increase in net earnings in 2002, which was offset by a corresponding reduction in net earnings for 2003 and 2004. Additionally, the change in accounting for FX contracts negatively impacted the financial results for the first quarter of 2005. As stated, the cash position of the Company was not impacted by the accounting change. The Company intends to return to hedge accounting, with proper testing, for new FX contracts received in 2005 and thereafter. Further, the Company believes that the first quarter of 2005 should be the last quarter for adverse impact of the derivative accounting issue.

    Revenue - Revenue for the three months ended March 31, 2005 decreased primarily due to reduced sales at MECAR, which was caused by two factors. First, sales decreased due to delayed signings for several expected contracts. This was coupled with lower production since the large $130 million Foreign Military Sales (FMS) contract was completed in the first quarter of 2005. Together they negatively impacted results. Second, MECAR's revenue was negatively impacted by the accounting for the FX contracts, which is summarized as follows:

Summary of Derivative Adjustments

                                            Three months ended March 31,
                                           ----------------------------
                                                2005           2004
                                           -------------   -------------
Revenue                                    $      (2,915)  $      (7,603)
Cost of Sales                                       (367)         (2,134)
    Gross Margin                           $      (2,548)  $      (5,469)

Taxes                                             (1,023)         (1,859)
      Net Loss                             $      (1,525)  $      (3,610)

    Sales at NS Microwave grew approximately 42% over the first quarter of 2004. This was attributed to U.S. government orders received in the second half of 2004. Sales at The VSK Group and Titan Dynamics were also higher, while sales at SeaSpace were lower as a result of increased competition by domestic and foreign competitors.

    Earnings Per Share - Diluted earnings per share for the three months ended March 31, 2005 was a loss of $0.60 per fully diluted share, compared to a loss of $0.52 per fully diluted share for the same period in 2004. The differential loss in 2005 resulted primarily from the decline in sales.

    Backlog - Backlog as of March 31, 2005 was approximately $73.0 million, compared to $77.3 million as of December 31, 2004. The March 31, 2005 and December 31, 2004 amounts include an unfunded portion of approximately $8.3 million and $9.4 million, respectively, from a U.S. government agency that awarded NS Microwave a multi-year IDIQ contract in 2003.

                         The Allied Defense Group, Inc.
          (All amounts in thousands of U.S. Dollars except share data)

Income Statement

                                            Three Months Ended March 31,
                                           -----------------------------
                                               2005            2004
                                           -------------   -------------
Revenue                                    $      17,899   $      26,864
Cost of Sales                                    (14,421)        (22,175)
    Gross Margin                           $       3,478   $       4,689
                                                    19.4%           17.5%
SG&A/R&D                                           8,999           8,207
    Operating Loss                         $      (5,521)  $      (3,518)
                                                   -30.8%          -13.1%
Other Income/(Expense)                     $        (159)  $        (727)
Taxes                                             (2,287)         (1,380)
    Net Loss                               $      (3,393)  $      (2,865)
                                                   -19.0%          -10.7%
Weighted Shares
  Basic                                        5,609,351       5,551,399
  Fully Diluted                                5,609,351       5,551,399
Earnings Per Share
  Basic                                    $       (0.60)  $       (0.52)
  Fully Diluted                            $       (0.60)  $       (0.52)

Balance Sheet - Certain balance sheet data is listed below:

Balance Sheet Data
                                               As of           As of
                                              March 31,    December 31,
                                                2005           2004
                                           -------------   -------------
Current Assets                             $     110,372   $     146,827
Total Assets                               $     159,766   $     197,356
Current Liabilities                        $      32,066   $      60,456
Working Capital                            $      78,306   $      86,371
Long Term Liabilities                      $       6,163   $       6,817
    Stockholders' Equity                   $     121,537   $     130,083

    2005 Full Year Estimate - The Company said it anticipates a strong second half and full year 2005, resulting in a 12% earnings increase over the pro forma results for 2004 (computed using hedge accounting), which depicted net earnings of $7.8 million and $1.34 per fully diluted share. The Company said it estimates earning $1.48, per fully diluted share, in 2005.

    Major General (Ret.) John G. Meyer, Jr., Chief Executive Officer and President of The Allied Defense Group said, "Despite the disappointing results for the first quarter of 2005, we are very optimistic about the remainder of the year. The first two quarters are historically slow periods for the Company, with business accelerating in the latter part of the year. Also, our future results should not be adversely impacted by the derivative accounting issue. Finally, there are a number of exciting opportunities in the near future, including the following:

    * MECAR expects substantial orders from its traditional customer base as well as several new customers in 2005. For example, in the first six months of 2005, MECAR could potentially receive orders totaling $105 million.

    * MECAR USA's manufacturing center is scheduled to be completed in the spring of 2005 and MECAR USA will be operational shortly thereafter. MECAR USA has already received its first contract and has great potential for others in 2005.

    * The VSK Group will enter the U.S. market in 2005 via its acquisition of CMS and is preparing for entry by seeking Underwriters Laboratories (UL) certification of its products.

    * NS Microwave's customer diversification efforts should continue to pay dividends in 2005, resulting in higher sales and greater profitability. In particular, NS Microwave anticipates serving a few new international clients in 2005.

    * We look forward to receiving U.S. Army and Navy safety certifications of Titan Dynamics' Omega 36 Battlefield Effects Simulator (BES) in the third quarter of 2005. This certification will give Titan significantly greater latitude in achieving its true revenue potential. Additionally, Titan won a very large (potentially $500 million, 5-8 year, IDIQ) contract to provide BES systems for the U.S. Army. Winning this contract is a huge opportunity for Titan. While the contract will not have a large financial impact on 2005 results, it should begin to pay off in 2006 and beyond.

    * SeaSpace has quoted a variety of new, non-traditional antenna opportunities, including a bid for a significant National Polar-orbiting Operational Environmental Satellite System (NPOESS) contract that should be awarded in the second quarter of this year. Winning that contract would be a significant boost for SeaSpace.

    "There is a lot to look forward to in 2005 and we remain very confident about the future of The Allied Defense Group and ending 2005 on a positive note," concluded General Meyer.

    About The Allied Defense Group, Inc. (formerly Allied Research Corporation)

    The Allied Defense Group, Inc. is a diversified international defense and security firm which: develops and produces conventional medium caliber ammunition marketed to defense departments worldwide; designs, produces and markets sophisticated electronic and microwave security systems principally for European and North American markets; manufactures battlefield effects simulators and other training devices for the military; and designs and produces state-of-the-art weather and navigation software, data, and systems for commercial and military customers.

    For more Information, please visit the Company web site:
http://www.allieddefensegroup.com .

    Certain statements contained herein are "forward looking" statements as such term is defined in the Private Securities Litigation Reform Act of 1995. Because statements include risks and uncertainties, actual results may differ materially from those expressed or implied and include, but are not limited to, those discussed in filings by the Company with the Securities and Exchange Commission.

SOURCE  The Allied Defense Group, Inc.
    -0-                             05/10/2005
    /CONTACT: Crystal B. Leiderman (Bedwell), Director, Investor Relations, 800-847-5322, or Jim Drewitz, Investor Relations, +1-972-355-6070/
    /Web site:  http://www.allieddefensegroup.com